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Exhibit 5.1

July 17, 2018

Crescent Point Energy Corp.

Suite 2000, 585-8th Avenue S.W.

Calgary, Alberta

T2P 1G1

Dear Sirs/Mesdames:

Registration Statement on Form S-8

We act as Canadian counsel on behalf of Crescent Point Energy Corp. (the Company), a corporation existing under the laws of Alberta. This opinion is being delivered to you in connection with the filing by the Company of the Registration Statement on Form S-8, dated July 17, 2018 (the Registration Statement), with the Securities and Exchange Commission (the Commission) to register under the Securities Act of 1933, as amended (the Securities Act), 28,125,919 common shares in the capital of the Company (Common Shares) to be issued by the Company upon the exercise of options granted under the Company’s Stock Option Plan (the SOP) and awards granted under the Restricted Share Bonus Plan (the RSBP, and together with the SOP, the Plans), of which 15,125,919 Common Shares are issuable pursuant to the terms of the RSBP (the RSBP Shares) and 13,000,000 Common Shares are issuable pursuant to the terms of the SOP (the SOP Shares).

This opinion is being furnished in accordance with the requirements of Form 601(b)(5) of Regulation S-K under the Securities Act.

As Canadian counsel to the Company, we have reviewed:

(a)	a certificate of an officer of the Company, dated the date hereof (the Officer’s Certificate);

(b)	the Registration Statement;

(c)	the Plans; and

(d)	such originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have deemed relevant and necessary.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise.

In rendering the opinions herein, we have relied upon the Officer’s Certificate with respect to the factual matters described therein, we have made no further or other examinations or investigations, and we have made no independent verification or check of the factual matters set forth in such certificate.

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.

July 17, 2018

This opinion is rendered solely with respect to the laws of the Province of Alberta and the federal laws of Canada applicable therein in effect on the date hereof.

Based on the foregoing, we are of the opinion that:

1.	the RSBP Shares are duly reserved for issue in accordance with the terms of the RSBP and upon issuance pursuant to and in accordance with the terms of the RSBP, the RSBP Shares will have been validly issued and outstanding as fully paid and non-assessable Common Shares; and

2.	the SOP Shares are duly reserved for issue in accordance with the terms of the SOP and upon issuance pursuant to and in accordance with the terms of the SOP, the SOP Shares will have been validly issued and outstanding as fully paid and non-assessable Common Shares.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Plans and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinions rendered by us consist of those matters set forth in the enumerated paragraphs hereof, and no opinions may be implied or inferred beyond those expressly stated. Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP